EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated for reference purposes, July 2, 2008, is hereby executed by and between Sinclair Educational Archaeological Research Expeditions, Inc., Vanessa E. Friedman, and James J. Sinclair, herein referred to as ("Sellers"), and Seafarer Exploration, Inc. ("Buyer").

RECITALS

Whereas Sellers are the Company known as Sinclair Educational Archaeological Research Expeditions, Inc., ("SEAREX"), Vanessa E. Friedman, and James J. Sinclair, and desire to sell proprietary historical and archival research for the DaVinci Project ("The Documents"); and,

Whereas Buyer desires to purchase the documents and retain sole and exclusive possession of the contents therein,

NOW, THEREFORE, in exchange for the consideration defined below, the parties agree to the following:

1. Definition. In this Agreement , the term "The Documents" shall mean all of the materials and reports accumulated by SEAREX, Inc, its employees, contractors, consultants, officers, directors, agents, Vanessa E. Friedman or James J. Sinclair or any person or entity engaged by SEAREX or Vanessa E. Friedman or James J. Sinclair for the purpose of gathering information about the DaVinci Project.

2. Consideration. In exchange for ($250,000.00) Two Hundred and Fifty Thousand Dollars to be paid in two equal installments by Buyer, one upon the execution  of this agreement, and the second on September 30, 2008, Sellers shall deliver to buyer all of The Documents.

In addition, a net fourteen percent (14%) of the liquidated value on what is recovered after expenses will be paid to the Sellers for the life of the Da Vinci Project.

3. Representations and Warranties of Sellers.

3.1 The Sellers represent and warrant that they have exclusive ownership of The Documents and that they have not previously disseminated, copied, distributed, or shared any of the contents of The Documents with any third party.

3.2 The Sellers represent that all the information contained in The Documents is currently owned by the Sellers and no copyright or other intellectual property rights violations exist with regard to The Documents.

3.3 The Sellers expressly agree to indemnify Buyer and hold Buyer harmless from any action relating to any copyright or other intellectual property rights violations or lawsuits arising from the conduct of the Sellers with respect to The Documents.

A good faith down payment of $10,000.00 will be wired with this agreement with the rest to follow as it comes in.

3.4 The Sellers further represent and warrant that they are delivering all copies and originals of The Documents to Buyer, and that Sellers are not retaining any copies or means of making reproductions of The Documents.

3.5 The Sellers represent and warrant that upon delivery of The Documents, Sellers unconditionally, absolutely and irrevocably transfer and assign all rights, title, interest, or benefits to The Documents and agree to relinquish and forever forgo any right, title, interest or benefit whatsoever from The Documents.

3.6 The Sellers, by entering this Agreement, understand and agree that should any third party gain access to The Documents, the damage to Buyer would be irreparable and Sellers covenant never to undertake any new research or attempt to reproduce anything relating to The Documents for any other party.

4. Miscellaneous

4.1 Venue. The Parties hereby agree that the venue of any action, proceeding, counterclaim, crossclaim, or other litigation relating to, involving, or resulting from the enforcement of this Agreement shall be in Pinellas County, Florida only.

4.2 Invalid Provision, The invalidity or unenforceability of any particular provision of this Agreement shall no affect the other provisions hereof, and the Agreement shall be constructed in all respects as if the invalid or unenforceable provisions were omitted.

4.3 modification and Waiver, This Agreement contains the entire Agreement of the parties and no change of any term or provisions of this Agreement shall be valid or binding unless the same shall be in writing and signed by all of the parties hereto. No waiver of any of the terms of this Agreement shall be valid unless signed by the party against whom the waiver is asserted. A waiver on any one occasion shall not be constructed as a bar to or a wavier of any right on any future occasion.

4.4 Binding Effect, This agreement shall be binding upon the parties and their Respective personal representatives, heirs, successors and assigns.

4.5 Governing Law. This Agreement shall be governed by and constructed and enforced in accordance with the laws of the State of Florida.

4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

4.7 Attorney’s Fees. In the event that any party is required to engage in services of legal counsel to enforce the terms and conditions of this Agreement against any other party to this Agreement, regardless of whether such action results in litigation, the prevailing party shall be entitled to reimbursement of its reasonable attorney's fees and costs.

4.8 Equitable Remedies: Remedies Cumulative. All breaches of this Agreement are subject to specific enforcement, injunction and other forms of equitable relief, without prejudice to the right to seek damages or other remedies. The parties agree that monetary damages would not be sufficient remedy for a breach of this Agreement. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any other remedies. These rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. The failure of any party to seek redress for violation of or to insist on the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

4.9 Advice of Counsel, Each party signing this Agreement:

(a) understands that this Agreement contains legally binding provisions;
(b) has had the opportunity to consult with a lawyer; and
(c) has either consulted a lawyer or consciously decided not to consult a lawyer.

4.10 Miscellaneous. Whenever the single number is used in this Agreement and when required by the context, the same shall include plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision of this Agreement. Each and all of the covenants, terms, provisions and agreements in this Agreement contained shall be binding on and inure to the benefit of the parties and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

Executed this 10 day of July, 2008

Seller:		Seller:

/s/Venessa E. Friedman	07/08/08	/s/ James J. Sinclair	07/08/08
SEAREX, inc.	Date	SEAREX, Inc.	Date
By: Venessa E. Friedman, President		James J. Sinclair, Vice President

/s/	07/08/08	/s/	07/08/08
Witness Name:	Date	Witness Name:	Date

Buyer:

/s/Kyle Kennedy
Seafarer Exploration, Inc
By: Kyle Kennedy, CEO

/s/Mary Pecoraro	07/08/08	/s/	07/08/08
Witness Name:	Date	Witness Name:	Date